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                                                                    EXHIBIT 23.8




                                    CONSENT

Board of Directors
Clear Channel Communications, Inc.


         We consent to the incorporation by reference in the Registration Statement on Form S-4 of Clear Channel Communications, Inc. of our report dated March 4, 1997 (not separately presented in the Company's Annual Report on Form 10-K for the year ended December 31, 1997), relating to the 1996 consolidated financial statements of Australian Radio Network Pty Limited and its controlled entities, which report appears in the Annual Report of Clear Channel Communications, Inc. on Form 10-K for the year ended December 31, 1996 and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG
----------------------------
KPMG


Sydney, Australia
February 23, 1999